Exhibit 99.1

FOR IMMEDIATE RELEASE

UNIVERSAL AMERICAN FINANCIAL CORP. REPORTS
RECORD THIRD QUARTER 2006 RESULTS

Rye Brook, NY — November 1, 2006 — Universal American Financial Corp. (NASDAQ: UHCO) today announced financial results for the quarter ended September 30, 2006.

Third Quarter 2006 Highlights

•                  Revenues from cntinuing operations increased to $328.1 million

•                  Net income for the quarter was $30.2 million, or $0.50 per diluted share

•                  Medicare Part D (“Part D”) membership grew to 445,300

•                  Medicare Advantage membership increased sequentially by 7% to 51,780

•                  Universal American entered into a definitive agreement to sell its Canadian subsidiary

Pending Sale of Canadian Operations

On August 31, 2006, the Company entered into a definitive agreement to sell UAFC (Canada) Inc., including PennCorp Life Insurance Company (“PennCorp Life”), for approximately $131 million (CAD$147 million) in cash.  The Company anticipates that the closing of the transaction, which is subject to the receipt of applicable regulatory approvals and other customary conditions, will occur during the fourth quarter of 2006.  Consequently, Universal American has accounted for the operations of PennCorp Life as discontinued operations beginning in the third quarter.  All prior period amounts have been reclassified to conform to this presentation.

Based on after-tax proceeds of approximately $96 million (comprised of approximately $93 million of cash at closing, plus an additional $3 million in two years if certain conditions are satisfied), the sale is expected to result in a net gain to shareholders’ equity of $21 million, or $0.36 per diluted share.  Universal American anticipates that the transaction will generate an after-tax realized gain of $57 million.

Third Quarter 2006 Compared to Third Quarter 2005

Universal American reported net income of $30.2 million for the third quarter of 2006, or $0.50 per diluted share.  Income from continuing operations, after taxes, was $26.7 million, or $0.44 per diluted share, which included $0.3 million, after tax, of stock option expense.  This compares to net income of $15.3 million, or $0.25 per diluted share, reported for the third quarter of 2005, which included income from continuing operations, after taxes, of $11.9 million, or $0.20 per diluted share.  Total revenues from continuing operations for the third quarter of 2006 increased 51% to $328.1 million, over the third quarter of 2005.

Income from discontinued operations, after taxes, was $3.5 million or $0.06 per diluted share, for the third quarter of 2006, compared to $3.4 million, or $0.05 per diluted share, for the third quarter of 2005.

Management Comments

“The results for the third quarter further confirm that we are on track to achieve the growth in revenues and profitability that we have been forecasting.  Universal American continues to execute its strategy to capitalize on the dynamic opportunities for growth in the senior healthcare market,” said Richard Barasch, Chairman and CEO.  “The timing of the sale of our Canadian operations is ideal, as the proceeds will be available to support our high growth Medicare Advantage operations.”

Medicare Advantage

Universal American continued to build its Medicare Advantage business and to set the foundation for further growth in 2007.  Despite the lock-in that began in July, membership in the third quarter increased by 7% to 51,780 members, and annualized revenues increased to more than $500 million.  This was fueled both by 14% membership growth in our private fee-for-service (“PFFS”) plans and 4% membership growth in our HMO plans.  Our total Medicare Advantage membership has increased 73% since the end of 2005.

On a sequential basis, revenues in the Medicare Advantage segment increased by 14% to $126.4 million.  Pre-tax income was $9.5 million before taking into account approximately $5.5 million of expenses that were incurred to support our 2007 marketing and expansion initiatives.  In the third quarter, our overall loss ratio for the segment was 75.7%, including adverse development of reserves of approximately $1.3 million in our PFFS business.

As previously announced, the Company has expanded its service area for PFFS plans significantly for 2007. Universal American, through its insurance subsidiaries American Progressive Life and Health Insurance Company of New York and Pyramid Life Insurance Company, will offer four Today’s OptionsSM plans in a total of 35 states, up from 15 states in 2006.

In addition, as of January 1, 2007, Universal American will expand its HMO operations to include two counties in the Jacksonville, FL area, two counties in the Dallas, TX area, and the city of Milwaukee, WI.

Medicare Part D

Universal American continues to be encouraged by the results of its Part D business.  These results are based on enrollment information provided by The Centers for Medicare and Medicaid Services (“CMS”), which indicated that approximately 445,000 members were enrolled in our plans as of September 30, 2006.  We continue the process of reconciling these numbers with CMS.

Total premiums, before reinsurance and before consideration of the government risk corridor adjustment, were $146.0 million for the third quarter, a 5% increase over the second quarter, and $404.3 million year to date.

Our Prescription PathwaySM prescription drug plans (“PDPs”) earned $10.3 million for the quarter.  A significant portion of the income reported in this quarter, approximately $6.7 million, was generated by updating the previous estimates of rebates payable to the plan, based on actual reconciliation to amounts received.  In addition, our results for the quarter benefited from members entering into the coverage gap earlier than we had anticipated.  Our loss ratio for the nine months ended September 30, 2006, is approximately 81%. Part D Management Services, L.L.C., our joint venture with Pharmacare Management Services, Inc., contributed $14.0 million pre-tax, to our earnings.

For the 2007 plan year, the Company has again been approved to offer, through its insurance subsidiaries, its Prescription PathwaySM prescription drug plans in all 32 of the 34 regions designated by CMS in which we bid, which excludes only Hawaii and Alaska.  In addition, the Company is entitled to receive auto assignment of dual eligibles and low income subsidy (“LIS”) beneficiaries who are dually eligible for Medicare and Medicaid in 28 of the 32 CMS regions.  These regions include all of the 26 regions for which Universal American was eligible to receive auto assignees in 2006, plus two new regions.

Senior Market Health

For the third quarter of 2006, Universal American earned $5.9 million on $92.3 million of revenues in our Medicare Supplement business.  We are pleased to report that the loss ratios on our Medicare Supplement business were again in line with our forecast.  Our loss ratio for the current third quarter was 68.9%, compared to 71.7% for the third quarter of last year.  We remain comfortable with our estimate that our Medicare Supplement loss ratio will be in the range of 71.5% to 73.5% for the full year 2006.

Lapsation in our Medicare Supplement business abated in the third quarter, but not quite as much as anticipated. The number of lapsed policies decreased by 20% over the second quarter of 2006; however, we incurred approximately $2.0 million more of non-cash amortization of deferred acquisition costs than we had forecast.

Senior Administrative Services

CHCS Services, Universal American’s senior health insurance third-party administrator, continued its important contribution to the Company.  Revenues for the third quarter of 2006 increased by 45% to $21.1 million compared to the third quarter of 2005, largely due to the addition of the administration of the Part D and Medicare Advantage business.  Profit in the third quarter was $4.6 million, a 27% increase over the third quarter of 2005, excluding expenses related to the implementation of our Part D program.

Specialty Health

Revenues for the segment, excluding discontinued operations, fell 4% to $24.7 million.  However, pre-tax income increased to $3.9 million, a 49% gain over the third quarter of 2005 and a 30% improvement over the second quarter of 2006, largely as result of improvement in morbidity experience.

Life Insurance and Annuity

Revenues in the Life Insurance and Annuity segment increased 2% to $25.5 million, and pre-tax income increased 40% to $6.0 million, compared to the third quarter of 2005, primarily as a result of improved mortality and increased investment income.

Balance Sheet Data

Total assets were $2.6 billion as of September 30, 2006 compared to $2.2 billion at December 31, 2005.  Total reserves for policyholder liabilities were $1.3 billion at September 30, 2006 compared to $1.2 billion at December 31, 2005. Stockholders’ equity as of quarter-end was $591.8 million, or $10.11 per common share, compared to $531.9 million, or $9.12 per common share, at December 31, 2005.  As of September 30, 2006, excluding the effect of FAS 115 (which includes the net unrealized appreciation of the Company’s investment portfolio), stockholders’ equity was $552.4 million and fully diluted book value per common share was $9.21.  Return on equity, including discontinued operations, for the third quarter of 2006 was 22.5%.  Excluding the effect of FAS 115, return on equity for the third quarter of 2006 was 21.9% (see discussion of Non-GAAP Financial Measures contained in the Supplemental Financial Information at the end of this press release).

Debt to total capitalization, excluding the effect of FAS 115, (including the trust preferreds) decreased to 23.2% at September 30, 2006 from 25.8% at December 31, 2005 (see discussion of Non-GAAP Financial Measures contained in the Supplemental Financial Information at the end of this press release).

Universal American’s investment portfolio for continuing operations, which totaled $1.1 billion at September 30, 2006, remains sound with approximately 99% of the portfolio invested in debt securities rated investment grade by at least one of the rating agencies.  As of September 30, 2006, Universal American’s bonds were worth $2.6 million more than their book value.  Universal American did not realize any capital gains on transactions of its investment portfolio for continuing operations during the quarter ended September 30, 2006, compared to $4.4 million in pre-tax gains in the third quarter of 2005.

Guidance

Universal American expects to earn approximately $1.34 to $1.37 per diluted share for the full year 2006, including an expense of approximately $0.03 per diluted share to reflect the impact of stock option costs.  This guidance includes the results of our discontinued operations through November 30, 2006, the anticipated closing date of the transaction.  This guidance does not include the costs that we are planning to incur during the remainder of 2006 to promote the growth of our Part D program and to expand our presence in the Medicare Advantage business, including entrance into three new Medicare HMO markets and 20 additional states for Medicare Advantage PFFS in 2007.  We estimate that these costs will be approximately $19 million to $23 million, of which approximately $5.5 million was expensed in the third quarter.  Thus, we expect to spend an additional $13 million to $17 million in the fourth quarter.

The following table provides additional information relating to our guidance for the fourth quarter of 2006.

	Reported
	Nine Months
	Ended
	September 30,	Projected Ranges
	2006	4Q06		FY 2006
Diluted EPS:
EPS, excluding expansion expenses	$0.98	$0.36	$0.39	$1.34	$1.37
Expansion expenses (midpoint)	(0.06)	(0.16)	(0.16)	(0.22)	(0.22)
Reported EPS	$0.92	$0.20	$0.23	$1.12	$1.15

Revenue (In millions)
Senior Managed Care - Medicare Advantage	$329	$120	$127	$449	$456
Senior Market Health Insurance:				—	—
Medigap	287	88	94	375	381
Medicare Part D	188	67	77	255	265
Specialty Health Insurance	74	22	27	96	101
Life Insurance and Annuity	76	25	27	101	103
Senior Administrative Services	63	19	22	82	85
Corporate / Eliminations	(45)	(12)	(17)	(57)	(62)
Total Revenue from Continuing Operations	972	329	357	1,301	1,329
Discontinued Operations	60	17	20	77	80
Total Revenue	$1,032	$346	$377	$1,378	$1,409

Senior Managed Care - Medicare Advantage
End of quarter Membership
Health Plans	34,164	33,000	35,000
Private fee-for-service	17,616	17,000	17,500
Total	51,780	50,000	52,500

Segment loss ratio	74.3%	73.0%	76.0%	73.0%	76.0%

Senior Market Health Insurance
Annual Premium In-force (in millions)	$518	$480	$510
Segment Loss Ratio	73.7%	66.5%	68.5%	71.5%	73.5%

Medicare Part D
End of quarter Membership	445,300	435,000	450,000

Conference Call

Universal American will host a conference call at 9:30 a.m. Eastern Time on Thursday, November 2, 2006, to discuss the third quarter results and other corporate developments.  Interested parties may participate in the call by dialing 706-679-0770.  Please call in 10 minutes before the scheduled time and ask for the Universal American call.  This conference call will also be available live over the Internet and can be accessed at Universal American’s website at www.uafc.com.  To listen to the live call, please go to the website at least 15 minutes early to download and install any necessary audio software.  If you are unable to listen live, the conference call will be archived and can be accessed from the Company’s website for approximately 60 days.

Prior to the conference call, Universal American will make available on its website supplemental financial data in connection with its quarterly earnings release.  This supplemental financial data can be accessed at www.uafc.com (under the heading “Investor Relations; Financial Reports”).

About Universal American Financial Corp.

Universal American Financial Corp. is a specialty health and life insurance holding company. Through its family of companies, Universal American offers a broad array of health insurance and managed care products and services, primarily to the growing senior population.  Universal American is included in the NASDAQ Financial-100 Index, the Russell 2000 Index and the Russell 3000 Index.  For more information on Universal American, please visit our website at www.uafc.com.

*              *              *

Certain matters discussed in this news release and oral statements made from time to time by representatives of the Company (including, but not limited to, statements regarding the recently-announced acquisition proposal and whether such proposal or a strategic alternative thereto may be considered or consummated; statements regarding our expectations of Universal American’s operating plans and strategies generally; statements regarding our expectations of the performance of our Medicare Supplement and Medicare Advantage businesses and other lines of business, including the prediction of loss ratios and lapsation; the adequacy of reserves; our ability to institute future rate increases; expectations regarding our Part D program, including our estimates of membership, costs and revenues; future operating results and references to the estimate of the accretion from recent acquisitions) may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and the Federal securities laws. Although Universal American believes that the expectations reflected in such forward-looking statements are based upon reasonable assumptions, it can give no assurance that its expectations will be achieved. Forward-looking information is subject to certain risks, trends and uncertainties that could cause actual results to differ materially from those projected. Many of these factors are beyond Universal American’s ability to control or predict. Important factors that may cause actual results to differ materially and that could impact Universal American and the statements contained in this news release can be found in Universal American’s filings with the Securities and Exchange Commission including quarterly reports on Form 10-Q, current reports on Form 8-K and annual reports on Form 10-K. For forward-looking statements in this news release, Universal American claims the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. Universal American assumes no obligation to update or supplement any forward-looking statements whether as a result of new information, future events or otherwise.

(Tables to follow)

UNIVERSAL AMERICAN FINANCIAL CORP. AND SUBSIDIARIES
SELECTED CONSOLIDATED FINANCIAL DATA
In millions, except per share amounts
(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2006	2005	2006	2005
Consolidated Results**

Direct and assumed premiums	$474.4	$315.8	$1,436.4	$805.5

Net premiums and policyholder fees	$301.3	$197.2	$896.0	$572.8
Net investment income	19.5	15.7	55.2	44.9
Other income	7.3	4.5	20.6	13.2
Realized gains	—	0.3	—	4.4
Total revenues	328.1	217.7	971.8	635.3

Policyholder benefits	214.7	141.3	692.2	412.7
Interest credited to policyholders	4.5	5.1	13.7	14.3
Change in deferred acquisition costs	(3.9)	(13.3)	(12.4)	(44.4)
Amortization of present value of future profits	1.8	2.0	6.3	4.9
Commissions and general expenses, net of allowances	82.3	63.3	234.3	182.7
Total benefits and expenses	299.4	198.4	934.1	570.2

Income from continuing operations before equity in earnings of unconsolidated subsidiary	28.7	19.3	37.7	65.1
Equity in earnings of unconsolidated subsidiary	14.0	(0.2)	36.6	(0.4)
Income from continuing operations before income taxes	42.7	19.1	74.3	64.7
Provision for income taxes(1)	(16.0)	(7.2)	(27.3)	(22.7)
Income from continuing operations, after taxes	26.7	11.9	47.0	42.0
Income from discontinued operations, after taxes	3.5	3.4	8.3	8.0
Net income	$30.2	$15.3	$55.3	$50.0

Per Share Data (Diluted)
Income from continuing operations, after taxes	$0.44	$0.20	$0.78	$0.72
Income from discontinued operations, after taxes	0.06	0.05	0.14	0.13
Net income	$0.50	$0.25	$0.92	$0.85

See following page for explanation of footnotes.

UNIVERSAL AMERICAN FINANCIAL CORP. AND SUBSIDIARIES
SELECTED CONSOLIDATED FINANCIAL DATA
In millions, except per share amounts
(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2006	2005	2006	2005
Income (Loss) before Taxes by Segment**
Senior Managed Care-Medicare Advantage	$4.0	$7.5	$23.6	$21.6
Senior Market Health:
Medigap	5.9	5.9	0.1	21.6
Part D	24.3	(0.3)	37.6	(0.8)
Specialty Health	3.9	2.5	8.3	8.2
Life Insurance & Annuity	6.0	4.3	10.8	11.8
Senior Administrative Services	4.6	2.8	11.8	9.5

Corporate	(6.0)	(3.9)	(17.9)	(11.6)

Realized gains	—	0.3	—	4.4

Income from continuing operations before income taxes	$42.7	$19.1	$74.3	$64.7

BALANCE SHEET DATA**	September 30, 2006	December 31, 2005
Total Cash and Investments	$1,486.2	$1,272.3
Total Assets	$2,632.4	$2,210.5
Total Policyholder Related Liabilities	$1,268.3	$1,202.9
Outstanding Bank Debt	$91.9	$95.8
Other Long Term Debt	$75.0	$75.0
Total Stockholders’ Equity	$591.8	$531.9
Book Value per Common Share	$10.11	$9.12
Diluted Weighted Average Shares Outstanding-Year to Date	59.9	59.1

Non-GAAP Financial Measures *
Total Stockholders’ Equity (excluding FAS 115) *	$552.4	$492.0
Diluted Book Value per Common Share (excluding FAS 115) *(3)	$9.21	$8.27
Debt to Total Capital Ratio *(4)	23.2%	25.8%

*                    Non-GAAP Financial Measures - See supplemental tables on the following pages of this release for a reconciliation of these items to financial measures calculated under accounting principles generally accepted in the United States (GAAP).

**             Prior periods have been restated to reflect reporting of the results of operations and the assets and liabilities of PennCorp Life as a discontinued operation.

(1)             The overall effective tax rate for the quarter ended September 30, 2006 was 37.4% and was 37.7% for the same quarter of 2005. The overall effective tax rate for the nine months ended September 30, 2006 was 36.7% and was 35.1% for the nine months ended September 30, 2005.  The effective tax rates for 2005 include a $1.1 million release of a tax valuation allowance relating to net capital loss carry forwards.

(2)             Tax on realized capital gains (losses) and other non-recurring items is based on a 35.0% effective tax rate for all periods.  However, the tax on realized gains for 2005 include a $1.1 million release of a tax valuation allowance relating to net capital loss carry forwards.

(3)             Diluted book value per common share (excluding FAS 115) represents Total Stockholders’ Equity, excluding accumulated other comprehensive income (“FAS 115”), plus assumed proceeds from the exercise of vested options, divided by the total shares outstanding plus the shares assumed issued from the exercise of vested options.

(4)             The Debt to Total Capital Ratio is calculated as the ratio of the sum of the Outstanding Bank Debt and Other Long Term Debt to the sum of Stockholders’ Equity (excluding FAS 115) plus Outstanding Bank Debt plus Other Long Term Debt.

UNIVERSAL AMERICAN FINANCIAL CORP. AND SUBSIDIARIES
SUPPLEMENTAL FINANCIAL INFORMATION
NON-GAAP FINANCIAL MEASURES
In millions, except per share amounts
(Unaudited)

Universal American uses certain non-GAAP financial measures to evaluate the Company’s performance for the periods presented in this press release.  These measures should not be considered an alternative to measurements required by GAAP.  Because Universal American’s calculation of these measures may differ from similar measures used by other companies, investors should be careful when comparing Universal American’s non-GAAP financial measures to those of other companies.  The key non-GAAP measures presented in our press release, including reconciliation to GAAP measures, are presented below.

Total Stockholders’ Equity (excluding FAS 115)	September 30,	December 31,
	2006	2005
Total stockholders’ equity	$591.8	$531.9
Less: Accumulated other comprehensive income	(39.4)	(39.9)

Total Stockholders’ Equity (excluding FAS 115)	$552.4	$492.0

Universal American uses total stockholders’ equity (excluding FAS 115), as a basis for evaluating growth in equity on both an absolute dollar basis and on a per share basis, as well as in evaluating the ratios of debt to total capitalization.  We believe that fluctuations in stockholders’ equity that arise from changes in unrealized appreciation or depreciation on investments, as well as changes in the other components of accumulated other comprehensive income, do not relate to the core performance of Universal American’s business operations.

Diluted Book Value per Common Share (excluding FAS 115)	September 30,	December 31,
	2006	2005
Total stockholders’ equity	$591.8	$531.9
Proceeds from assumed exercises of vested options	25.6	17.9
	$617.4	$549.8
Diluted common shares outstanding	62.7	61.6

Diluted Book Value per Common Share	$9.84	$8.92

Total stockholders’ equity (excluding FAS 115)	$552.4	$492.0
Proceeds from assumed exercises of vested options	25.6	17.9
	$578.0	$509.9
Diluted common shares outstanding	62.7	61.6

Diluted Book Value per Common Share (excluding FAS 115)	$9.21	$8.27

As noted above, Universal American uses total stockholders’ equity (excluding FAS 115), as a basis for evaluating growth in equity on a per share basis.  We believe that fluctuations in stockholders’ equity that arise from changes in unrealized appreciation or depreciation on investments, as well as changes in the other components of accumulated other comprehensive income, do not relate to the core performance of Universal American’s business operations.

UNIVERSAL AMERICAN FINANCIAL CORP. AND SUBSIDIARIES

SUPPLEMENTAL FINANCIAL INFORMATION

NON-GAAP FINANCIAL MEASURES

In millions

(Unaudited)

Debt to Total Capital Ratio	September 30, 2006	December 31, 2005
Outstanding bank debt	$91.9	$95.8
Other long term debt	75.0	75.0
Total outstanding debt	$166.9	$170.8

Total stockholders’ equity	$591.8	$531.9
Outstanding bank debt	91.9	95.8
Other long term debt	75.0	75.0
Total Capital	$758.7	$702.7

Debt to Total Capital Ratio	22.0%	24.3%

Total stockholders’ equity (excluding FAS 115)	$552.4	$492.0
Total outstanding bank debt	91.9	95.8
Total outstanding trust preferred securities	75.0	75.0
Total Capital	$719.3	$662.8

Debt to Total Capital Ratio	23.2%	25.8%

As noted above, Universal American uses total stockholders’ equity (excluding FAS 115), as a basis for evaluating the ratio of debt to total capital.  We believe that fluctuations in stockholders’ equity that arise from changes in unrealized appreciation or depreciation on investments, as well as changes in the other components of accumulated other comprehensive income, do not relate to the core performance of Universal American’s business operations.

	Three Months Ended September 30,		Nine Months Ended September 30,
	2006	2005(1)	2006	2005(1)
Return on Equity
Net Income	$30.2	$15.3	$55.3	$50.0

Total stockholders’ equity:
Beginning of period	$539.2	$513.5	$531.9	$419.4
End of period	591.8	539.4	591.8	539.4
Average stockholders’ equity	$565.5	$526.5	$561.9	$470.1

Return on Equity	21.4%	11.6%	13.1%	14.2%

Total stockholders’ equity (excluding FAS 115):
Beginning of period	$521.2	$464.6	$492.0	$378.4
End of period	552.4	497.7	552.4	497.7
Average stockholders’ equity	$536.8	$481.1	$522.2	$428.8

Return on Equity (excluding FAS 115)	22.5%	12.7%	14.1%	15.5%

(1)             Adjusted to weight the $44.2 million of net proceeds from the equity offering, which closed on June 22, 2005 and the $14.8 million of net proceeds from the over allotment, which closed on July 20, 2005.

As noted above, Universal American uses total stockholders’ equity (excluding FAS 115), as a basis for evaluating return on equity.  We believe that fluctuations in stockholders’ equity that arise from changes in unrealized appreciation or depreciation on investments, as well as changes in the other components of accumulated other comprehensive income, do not relate to the core performance of Universal American’s business operations.

UNIVERSAL AMERICAN FINANCIAL CORP. AND SUBSIDIARIES

SUPPLEMENTAL FINANCIAL INFORMATION

NON-GAAP FINANCIAL MEASURES

In millions

(Unaudited)

Administrative Services Earnings before Interest, Taxes, Depreciation and Amortization (“EBITDA”)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2006	2005	2006	2005

Administrative Services pre-tax income	$4.6	$2.8	$11.8	$9.5
Depreciation, amortization and interest	0.8	0.6	2.4	1.6
Earnings before interest, taxes, depreciation and amortization	$5.4	$3.4	$14.2	$11.1

In addition to pre-tax income, we also evaluate the results of our Administrative Services segment based on EBITDA.  EBITDA is a common alternative measure of performance used by investors, financial analysts and rating agencies.  It is also a measure that is included in the fixed charge ratio required by the covenants for our outstanding bank debt.  Accordingly, these groups use EBITDA, along with other measures, to estimate the value of a company and evaluate Universal American’s ability to meet its debt service requirements.  While we consider EBITDA to be an important measure of comparative operating performance, it should not be construed as an alternative to pre-tax income or cash flows from operating activities (as determined in accordance with generally accepted accounting principles).

Medicare Advantage Earnings before Interest, Taxes, Depreciation and Amortization (“EBITDA”)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2006	2005	2006	2005

Medicare Advantage pre-tax income	$4.0	$7.5	$23.6	$21.6
Depreciation, amortization and interest	1.1	0.8	3.2	2.1
Earnings before interest, taxes, depreciation and amortization	$5.1	$8.3	$26.8	$23.7

In addition to pre-tax income, we also evaluate the results of our Medicare Advantage segment based on EBITDA.  EBITDA is a common alternative measure of performance used by investors, financial analysts and rating agencies.  It is also a measure that is included in the fixed charge ratio required by the covenants for our outstanding bank debt.  Accordingly, these groups use EBITDA, along with other measures, to estimate the value of a company and evaluate Universal American’s ability to meet its debt service requirements.  While we consider EBITDA to be an important measure of comparative operating performance, it should not be construed as an alternative to pre-tax income or cash flows from operating activities (as determined in accordance with generally accepted accounting principles).

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CONTACT:	- OR-	INVESTOR RELATIONS COUNSEL:
Robert A. Waegelein		The Equity Group Inc.
Executive Vice President &		www.theequitygroup.com
Chief Financial Officer (914) 934-8820		Linda Latman (212) 836-9609